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                                                                    EXHIBIT 10.4

                                 AMENDMENT NO. 2
                             TO EMPLOYMENT AGREEMENT

         This Amendment No. 2 (the "Amendment") to the Employment Agreement (the "Agreement") by and between United States Can Company, a Delaware corporation (the "Company") and Anthony F. Bonadonna, an employee of the Company (the "Employee"), is made and entered into as of September 21, 1998 (the "Effective Date").

                              W I T N E S S E T H:

         WHEREAS, the Employee has previously entered into the Agreement, and subsequently entered into a first amendment of the Agreement, under the terms and conditions set forth therein; and

         WHEREAS, the parties wish to further amend the Agreement to provide for the retirement of the Employee, and consulting services by the Employee after such retirement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED, by and between the Employee and the Company that the Agreement is hereby amended, effective as of the Effective Date, by adding the following Sections 21 and 22 thereto:

         "21. Retirement Date. The Employee's last day of employment with the Company shall be October 2, 1998, and the immediately following date shall be the Employee's "Retirement Date." For purposes of this Agreement, the Employee's retirement in accordance with this Section 21 shall be deemed to be a termination of employment by the Employee in accordance with Section 6(iii) of this Agreement.

         22. Consulting Obligation. The Company agrees to engage the Employee as a consultant to the Company for the period beginning on his Retirement Date and ending on the January 4, 1999 (the "Consulting Period"), and the Employee agrees to such engagement, subject to the following:

a. The Employee agrees to provide consulting services at the time and on the subjects requested by the Company. The nature of the consulting services performed will be determined by the Chief Executive Officer of the Company, but will not be inconsistent with the nature of the duties performed by the Employee during his active service as an officer of the Company.

b. The scheduling of the consulting services will be subject to the following:

         i. The Employee will not be required to provide more than 10 hours of consulting services during any one calendar month.



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         ii.      The Employee shall not be required to provide consulting
                  services under this Amendment during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Section 22.

c. During the Consulting Period, while the Employee is providing consulting services (or are holding himself available to provide consulting services) in accordance with this Section 22, the Company agrees to reimburse the Employee for all of his reasonable out-of-pocket expenses associated with the provision of consulting services required in accordance with this Section 22, including travel expenses. Reimbursement under this Section (c) shall be conditioned upon the Employee providing evidence of the expenses to the Company in accordance with the applicable rules that may be established by the Company from time to time.

d. During the Consulting Period, while the Employee is providing services to the Company, he shall be treated as an independent contractor, rather than an employee, of the Company. Except with respect to benefits the Employee may have earned while he was employed by the Company prior to the Consulting Period, and except as otherwise expressly provided in this Section 22, he should not be entitled to any employee benefits from the Company or from the Affiliates (or from the plans maintained by them), by reason of his providing consulting services under this Section 22.

e. As of the end of the Consulting Period, and subject to the provisions of Section (f) below, as compensation for the requirements of this
         Section 22, the Employee shall fully vest in the unvested portion of the restricted stock. For purposes of this Section 22, the "restricted stock" shall be the shares of restricted stock granted to the Employee by the Company as of each of the following three dates: June 23, 1995, June 28, 1996 and June 23, 1997.

f. The Consulting Period may be terminated prior to January 4, 1999, by the Company or the Employee without any breach of this Section 22 only under the circumstances described in the following paragraphs (i) through (iii):

         i. The Consulting Period will terminate upon the Employee's death.

         ii. The Company may terminate the Consulting Period at any time by giving the Employee prior written notice of termination, which shall be effective at the time specified by the Company, but not less than 30 days after it is given to him.

         iii. The Employee may terminate the Consulting Period at any time by giving the Company prior written notice of termination, which shall be effective at the

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                  time specified by him, but not less than 30 days after it is given to the Company.

         Following the termination of the Consulting Period, the Employee shall have no obligation to provide consulting services under this Section
         22. If the termination of the Consulting Period is under circumstances described in paragraphs (i) or (ii) above, the Employee will immediately vest in all restricted stock. If the termination is under circumstances described in paragraph (iii) above, any portion of the restricted stock that was not vested immediately prior to the Employee's Retirement Date shall be forfeited."

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.


UNITED STATES CAN COMPANY

/s/ Paul W. Jones
------------------------------------
By:      Paul D. Jones
Its:     President and CEO

Employee

/s/ Anthony F. Bonadonna
------------------------------------
Anthony F. Bonadonna



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